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                      UNITED STATES                         OMB APPROVAL
           SECURITIES AND EXCHANGE COMMISSION       ----------------------------
                 WASHINGTON, D.C. 20549             OMB Number:  3235-0167
                                                    Expires: October 31, 2004
                                                    Estimated average burden
                         FORM 15                    hours per response:     1.50

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-22416

                          KENTUCKY ELECTRIC STEEL, INC.
             (Exact name of registrant as specified in its charter)

                                  P.O. BOX 3500
                          ASHLAND, KENTUCKY 41105-3500
                              PHONE: (606) 929-1200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON SHARES
            (Titles of each class of securities covered by this Form)

                                      NONE

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)         [ ]
         Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(1)(ii)        [ ]
         Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)         [ ]
         Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)        [ ]
                                            Rule 15d-6                  [ ]

Approximate number of holders of record as of the certification or notice date:
None (0)

     Pursuant to the requirements of the Securities Exchange Act of 1934, KENTUCKY ELECTRIC STEEL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: February 19,  2004       BY:  /s/ William J. Jessie
                                  --------------------------------------------
                                  Printed: William J. Jessie
                                  Its: President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.